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       MORGAN STANLEY

                                                        MORGAN STANLEY & CO.
                                                        INCORPORATED
                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000

                                                      November 29, 1995

Board of Directors
Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH 44087

Gentlemen and Madame:

We understand that Revco D.S., Inc., a Delaware Corporation, (the "Company"),
Rite Aid Corporation, a Delaware Corporation, (the "Buyer") and Ocean
Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of Buyer
("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of November 29, 1995 (the "Merger Agreement"), which provides, among other things, for (I) the commencement by Acquisition Sub of a cash tender offer (the
"Offer") for not less than 50.1% (the "Minimum Condition") of the issued and outstanding shares of common stock, par value $.01 per share, of the Company
(the "Company Common Stock") for $27.50 per share net to the seller in cash (in the aggregate, the "Offer Consideration"), and (II) upon satisfaction of the Minimum Condition pursuant to the Offer, the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each share of Company
Common Stock issued and outstanding immediately prior to the closing of the Merger, other than shares held in treasury or held by Buyer or any subsidiary of Buyer or as to which dissenters' rights have been perfected, shall be converted into either (i) a number of shares of common stock, par value $1.00 per share, of the Buyer (the "Buyer Common Stock") to be determined based upon a formula set forth in the Merger Agreement, subject to a collar which provides that the exchange ratio shall not be greater than 1.12500 nor less than 0.91666 shares of Buyer Common Stock per share of Company Common Stock (the "Exchange Ratio"), or
(ii) in the event that the stockholders of Buyer do not approve the issuance of Buyer Common Stock, a combination of Buyer Common Stock and cash based upon a formula set forth in the Merger Agreement, whereby the number of shares of Buyer
Common Stock to be issued in the Merger will not exceed 19.9% of the Buyer
Common Stock outstanding immediately prior to the Merger (the shares of Buyer
Common Stock and/or cash to be received in the Merger being, in the aggregate, the "Merger Consideration" and together with the Offer Consideration, the "Consideration"). We also understand that Parent and a holder of Company Common
Stock have entered into a Stockholder Agreement, dated as of November 29, 1995
(the "Stockholder Agreement"), pursuant to which, among other things, such holder has agreed to vote its shares in favor of the Merger. We further understand that the Company and the Buyer have entered into a Stock Option
Agreement pursuant to which the Company has granted Buyer the right to purchase, in certain circumstances, a number of shares of Company Common Stock equal to 19.9% of the shares of Company Common Stock outstanding at the time of exercise of such purchase right. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the
Merger, taken together, is fair from a financial point of view to such holders.
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                                                           MORGAN STANLEY

For purposes of the opinion set forth herein, we have:

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    (i)       analyzed certain publicly available financial statements and other information of the Company and the Buyer, respectively;
    (ii)      reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer prepared by the managements of the Company and the Buyer, respectively;
    (iii)     reviewed certain financial projections for the Company and the Buyer, including estimates of certain potential benefits of the proposed business combination, prepared by the managements of the Company and the Buyer, respectively;
    (iv)      discussed the past and current operations and financial condition and the prospects of the Company and the Buyer with senior executives of the Company and the Buyer, respectively;
    (v)       reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;
    (vi)      compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock
              with that of certain other comparable publicly-traded companies and their securities;
    (vii)     reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
    (viii)    participated in discussions among representatives of the Company and Parent and their legal advisors;
    (ix)      reviewed the Merger Agreement, Stock Option Agreement and the Stockholder
              Agreement; and
    (x)       performed such other analyses as we have deemed appropriate.

We have assumed and relied without independent verification upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of the Buyer and the Company of certain potential benefits of the proposed business combination, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, for purposes of this opinion we have assumed that following completion of the Offer the Merger will be consummated in accordance with the terms of the Merger Agreement.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We express no opinion and make no recommendations as to whether the holders of Company Common Stock should elect to tender their shares to the Acquisition Sub pursuant to the Offer, nor do we express any recommendation as to how such holders should vote at the stockholders' meeting held in connection with the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to the Company and have received fees for the rendering of these services.
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                                                           MORGAN STANLEY

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or the Buyer with the Securities and Exchange Commission with respect to the Offer and the Merger.

Based on, and subject to, the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                        By:  /s/ STEPHEN R. MUNGER
                                           Stephen R. Munger
                                           Managing Director